Exhibit 99.1

Helbiz Enters into an Equity Line of Credit Facility of up to $13.9 million with Yorkville Advisors

Demonstrates Investor’s Confidence in the Company’s Long-term Growth and Provides Capital Flexibility to Execute Strategic Plans

NEW YORK — October 31, 2022 — Helbiz, Inc. (NASDAQ: HLBZ) (“Helbiz” or the “Company”), a leader in micro-mobility and long-term rentals, today announced that it has entered into a $13.9 million common stock standby equity line purchase agreement (the “Agreement”) with Yorkville Advisors (the “Investor”).

Agreement Highlights:

●	Under the terms and conditions of the Agreement, Helbiz has the option, but not the obligation, to issue and sell up to $13.9 million in common equity at the time of Helbiz’s choosing during the term of the agreement, subject to certain limitations
●	New shares will be issued to the Investor at a discounted price of 95% of the lowest volume-weighted average price (“VWAP”) for the three consecutive trading days commencing on the trading day following the Company’s submission of an Advance Notice to the Investor to draw upon the facility or, if Helbiz and the Investor agree, at 92.0% of the pricing period set out in the Advance Notice
●	The Standby Equity Purchase Agreement will continue for a term of two years

“This equity purchase agreement is evidence of our investor’s confidence in our business model,” said Helbiz CEO and Founder Salvatore Palella. “It is meant to facilitate funding the growth in multiple lines of our businesses, with our focus continuing to be on micro-mobility by expanding our vehicle fleets thereby strengthening our service to existing and new cities. By combining all of the above elements, we hope to reach profitability earlier than we had expected.”

“This financing is to pursue our strategic growth plan as it provides us valuable flexibility and access to capital,” said Giulio Profumo, Chief Financial Officer of Helbiz. “The equity purchase agreement structure provides us with flexibility to continue business investment that creates long-term value. We have the ability to draw from the facility at the time of our choosing during the term of the agreement. While we are not obligated to issue shares or to utilize the full amount under the current facility, the agreement with Yorkville Advisors provides Helbiz a consistent and committed source of capital to fund our growth.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities referred to in this news release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Helbiz’s common stock under the resale registration statement referred to in this news release will be made only by means of a prospectus.

About Helbiz

Helbiz is a global leader in micro-mobility services. Launched in 2015 and headquartered in New York City, the company offers a diverse fleet of vehicles including e-scooters, e-bicycles and e-mopeds all on one convenient, user-friendly platform with over 50 licenses in cities around the world. Helbiz utilizes a customized, proprietary fleet management technology, artificial intelligence and environmental mapping to optimize operations and business sustainability. Helbiz is expanding its urban lifestyle products and services to include live streaming services, food delivery and more, all accessible within its mobile app. For additional information, please visit www.helbiz.com.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements'' within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward looking statements. Due to known and unknown risks, actual results may differ materially from the Company’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the failure to meet projected development and production targets; (ii) changes in applicable laws or regulations;(iii) the affect of the COVID-19 pandemic on the Company and its current or intended markets; and (iv) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to Helbiz and speaks only as of the date on which it is made. Helbiz undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts

For media inquiries:

Matt Rosenberg

Head of Communications, NA

press@helbiz.com

+1 (646) 726-2146

For investor inquiries:

Gary Dvorchak, CFA

The Blueshirt Group

gary@blueshirtgroup.com

+1 (323) 240-5796